FUND ADMINISTRATION SERVICING AGREEMENT

THIS AGREEMENT is made and entered into as of the last date on the signature page, by and between **PROCURE ETF TRUST II**, a Delaware statutory trust (the "Trust") and **U.S. BANCORP FUND SERVICES, LLC**, a Wisconsin limited liability company ("Fund Services or "USBFS").

WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end management investment company; and is authorized to issue shares of beneficial interest in separate series, with each such series representing interests in a separate portfolio of securities and other assets;

WHEREAS, the Trust desires to retain Fund Services to provide fund administration services to each series of the Trust listed on **Exhibit A** attached hereto (as amended from time to time) (each, a "Fund" and collectively the "Funds").

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1. Appointment of Fund Services as Fund Administrator

The Trust hereby appoints Fund Services as fund administrator for the term of this Agreement to perform the services and duties described herein. Fund Services hereby accepts such appointment and agrees to perform the services and duties set forth in this Agreement. The services and duties of Fund Services shall be confined to those matters expressly set forth herein, and no implied duties are assumed by or may be asserted against Fund Services hereunder.

2. Services and Duties of Fund Services

Fund Services shall provide the following administration services to a Fund:

A. General Fund Management:

(1) Act as liaison among Fund service providers, including but not exclusive to Adviser, Sub-Adviser, authorized participants, external legal counsel, accounting and audit firms and external compliance consultants.

(2) Supply:
  a. Office facilities (which may be in a Fund Services office or in an affiliate's office).
  b. Non-investment-related statistical and research data as requested.

(3) Coordinate the Trust's board of trustees' (the "Board of Trustees" or the "Trustees") communications, such as:
  a. Prepare meeting agendas and resolutions, with the assistance of Fund counsel and Adviser in-house counsel.

b. Prepare reports for the Board of Trustees based on financial and administrative data.
c. Assist with the selection of the independent auditor.
d. Secure and monitor fidelity bond and director and officer liability coverage, and make the necessary Securities and Exchange Commission (the "SEC") filings relating thereto.
e. Prepare minutes of meetings of the Board of Trustees and Fund shareholders.
f. Recommend dividend declarations to the Board of Trustees and prepare and distribute to appropriate parties notices announcing declaration of dividends and other distributions to shareholders.
g. Attend Board of Trustees meetings and present materials for Trustees' review at such meetings.

(4) Audits:
a. For the annual Fund audit, prepare appropriate schedules and materials. Provide requested information to the independent auditors, and facilitate the audit process.
b. For SEC, FINRA or other regulatory audits, provide requested information to the SEC or other regulatory agencies and facilitate the audit process.
c. For all audits, provide office facilities, as needed.

(5) Assist with overall operations of the Fund.
(6) Pay Fund expenses upon written authorization from the Trust.
(7) Keep the Trust's governing documents, including its charter, bylaws and minute books, but only to the extent such documents are provided to Fund Services by the Trust or its representatives for safe keeping.

B. Compliance:
(1) Regulatory Compliance:
a. Monitor compliance with the 1940 Act requirements, including:
(i) Asset and diversification tests.
(ii) Total return and SEC yield calculations.
(iii) Maintenance of books and records under Rule 31a-3.
(iv) Code of ethics requirements under Rule 17j-1 for the disinterested Trustees.

b. Monitor Fund's compliance with the policies and investment limitations as set forth in its prospectus (the "Prospectus") and statement of additional information (the "SAI").

c. Perform its duties hereunder in compliance with all applicable laws and regulations and provide any sub-certifications reasonably requested by the Trust in connection with (i) any certification required of the Trust pursuant to the Sarbanes-Oxley Act of 2002 (the "SOX

Act") or any rules or regulations promulgated by the SEC thereunder, and (ii) the operation of Fund Services' compliance program as it relates to the Trust, provided the same shall not be deemed to change Fund Services' standard of care as set forth herein.

d. Monitor applicable regulatory and operational service issues, including exchange listing requirements, and update Board of Trustees periodically.

e. Monitor compliance with regulatory exemptive relief (as applicable) for ETFs.

(2) SEC Registration and Reporting:
a. Assist Fund counsel in annual update of the Registration Statement.
b. Prepare and file annual and semiannual shareholder reports, Form N-SAR, Form N-CSR, Form N-Q filings and Rule 24f-2 notices. As requested by the Trust, prepare and file Form N-PX filings.
c. Coordinate the printing, filing and mailing of Prospectuses and shareholder reports, and amendments and supplements thereto.
d. File fidelity bond under Rule 17g-1.
e. Monitor sales of Fund shares and ensure that such shares are properly registered or qualified, as applicable, with the SEC and the appropriate state authorities.
f. Assist Fund counsel in preparation of proxy statements and information statements, as requested by the Trust.
g. Assist Fund counsel with application for exemptive relief, when applicable

(3) IRS Compliance:
a. Monitor the Trust's status as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended (the "Code"), including without limitation, review of the following:
(i) Diversification requirements.
(ii) Qualifying income requirements.
(iii) Distribution requirements.

b. Calculate the required annual excise distribution amounts for the review and approval of Fund management and/or its independent accountant.

C. Financial Reporting:
(1) Provide financial data required by the Prospectus and SAI.
(2) Prepare financial reports for officers, shareholders, tax authorities, performance reporting companies, the Board of Trustees, the SEC, and the independent auditor.

(3) Supervise the Fund's custodian and fund accountants in the maintenance of the Fund's general ledger and in the preparation of the Fund's financial statements, including oversight of expense accruals and payments, the determination of net asset value and the declaration and payment of dividends and other distributions to shareholders.

(4) Compute total return, expense ratio and portfolio turnover rate of the Fund.

(5) Monitor expense accruals and make adjustments as necessary; notify the Trust's management of adjustments expected to materially affect the Fund's expense ratio.

(6) Prepare financial statements, which include, without limitation, the following items:

  a. Schedule of Investments.
  b. Statement of Assets and Liabilities.
  c. Statement of Operations.
  d. Statement of Changes in Net Assets.
  e. Statement of Cash Flows (if applicable).
  f. Financial Highlights.

(7) Pursuant to Rule 31a-1(b)(9) of the 1940 Act, prepare quarterly broker security transaction summaries.

D. Tax Reporting:

(1) Prepare for the review of the independent accountants and/or Fund Management the federal and state tax returns including, without limitation, Form 1120 RIC and applicable state returns including any necessary schedules. Fund Services will prepare annual Fund federal and state income tax return filings as authorized by and based on the instructions received by Fund Management and/or its independent accountant.

(2) Provide the Fund's Management and independent accountant with tax reporting information pertaining to the Fund and available to Fund Services as required in a timely manner.

(3) Prepare Fund financial statement tax footnote disclosures for the review and approval of Fund Management and/or its independent accountant.

(4) Prepare and file on behalf of Fund Management Form 1099 MISC Forms for payments to disinterested Directors and other qualifying service providers.

(5) Monitor wash sale losses.

(6) Calculate Qualified Dividend Income ("QDI") for qualifying Fund Shareholders.

(7) Calculate Dividends Received Deduction ("DRD") for qualifying corporate Fund Shareholders.

3. **Compensation**

Fund Services shall be compensated for providing the services set forth in this Agreement in accordance with the fee schedule set forth on **Exhibit C** attached hereto (as amended from time to time). Fund Services shall also be reimbursed for such miscellaneous expenses (e.g., telecommunication charges, postage and delivery charges, and reproduction charges) as are reasonably incurred by Fund Services in performing its duties hereunder. The Trust shall pay all such fees and reimbursable expenses within 30 calendar days following receipt of the monthly billing notice, except for any fee or expense subject to a good faith dispute. The Trust shall notify Fund Services in writing within 30 calendar days following receipt of each invoice if the Trust is disputing any amounts in good faith. The Trust shall pay such disputed amounts within 10 calendar days of the day on which the parties agree to the amount to be paid. With the exception of any fee or expense the Trust is disputing in good faith as set forth above, unpaid invoices shall accrue a finance charge of 1½% per month after the due date. Notwithstanding anything to the contrary, amounts owed by the Trust to Fund Services shall only be paid out of the assets and property of the particular Fund involved.

4. **License of Data; Warranty; Termination of Rights**

A. Fund Services has entered into agreements with MSCI index data services ("MSCI"), Standard & Poor Financial Services LLC ("S&P") and FactSet Research Systems, Inc. ("FACTSET") which obligates Fund Services to include a list of required provisions in this Agreement attached hereto as **Exhibit B**. The index data services being provided to the Trust by Fund Services pursuant hereto (collectively, the "Data") are being licensed, not sold, to the Trust. The provisions in **Exhibit B** shall not have any effect upon the standard of care and liability Fund Services has set forth in Section 6 of this Agreement.

B. The Trust agrees to indemnify and hold harmless Fund Services, its information providers, and any other third party involved in or related to the making or compiling of the Data, their affiliates and subsidiaries and their respective directors, officers, employees and agents from and against any claims, losses, damages, liabilities, costs and expenses, including reasonable attorneys' fees and costs, as incurred, arising in and any manner out of the Trust's or any third party's use of, or inability to use, the Data or any breach by the Trust of any provision contained in this Agreement. The immediately preceding sentence shall not have any effect upon the standard of care and liability of Fund Services as set forth in Section 6 of this Agreement.

C. Fund Services has entered into agreements with Bloomberg Finance L.P. ("Bloomberg") to provide data (the "N-PORT Data") for use in or in connection

with the reporting requirements under the Rule, including preparation and filing of Form N-PORT. In connection with the provision of the N-PORT Data, Bloomberg requires certain provisions to be included in the Agreement.

The Trust agrees that it shall (a) comply with all laws, rules and regulations applicable to accessing and using the N-PORT Data, (b) not extract the N-PORT Data from the view-only portal, (c) not use the N-PORT Data for any purpose independent of complying with the requirements of Rule 30b1-9 (which prohibition shall include, for the avoidance of doubt, use in risk reporting or other systems or processes (e.g., systems or processes made available enterprise-wide for the Trust's internal use)), (d) permit audits of its use of the N-PORT Data by Bloomberg, its affiliates or, at the Trust's request, a mutually agreed upon third-party auditor (provided that the costs of an audit by a third party shall be borne by the Trust), (e) exculpate Bloomberg, its affiliates and their respective suppliers from any liability or responsibility of any kind relating to the Trust's receipt or use of the N-PORT Data (including expressly disclaiming all warranties). The Trust further agrees that Bloomberg shall be a third-party beneficiary of the Agreement solely with respect to the foregoing provisions (a) – (e).

5. Representations and Warranties

A. The Trust hereby represents and warrants to Fund Services, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(1) It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(2) This Agreement has been duly authorized, executed and delivered by the Trust in accordance with all requisite action and constitutes a valid and legally binding obligation of the Trust, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties; and

(3) It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement.

B. Fund Services hereby represents and warrants to the Trust, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(1) It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(2) This Agreement has been duly authorized, executed and delivered by Fund Services in accordance with all requisite action and constitutes a valid and legally binding obligation of Fund Services, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties; and

(3) It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement.

6. Standard of Care; Indemnification; Limitation of Liability

A. Fund Services shall exercise reasonable care in the performance of its duties under this Agreement. Fund Services shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Trust in connection with its duties under this Agreement, including losses resulting from mechanical breakdowns or the failure of communication or power supplies beyond Fund Services' control, except a loss arising out of or relating to Fund Services' refusal or failure to comply with the terms of this Agreement or from its bad faith, negligence, or willful misconduct in the performance of its duties under this Agreement. Notwithstanding any other provision of this Agreement, if Fund Services has exercised reasonable care in the performance of its duties under this Agreement, the Trust shall indemnify and hold harmless Fund Services from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys' fees) that Fund Services may sustain or incur or that may be asserted against Fund Services by any person arising out of any action taken or omitted to be taken by it in performing the services hereunder (i) in accordance with the foregoing standards, or (ii) in reliance upon any written or oral instruction provided to Fund Services by any duly authorized officer of the Trust, as approved by the Board of Trustees of the Trust, except for any and all claims, demands, losses, expenses, and liabilities arising out of or relating to Fund Services' refusal or failure to comply with the terms of this Agreement or from its bad faith, negligence or willful misconduct in the performance of its duties under this Agreement. This indemnity shall be a continuing obligation of the Trust, its successors and assigns, notwithstanding the termination of this Agreement. As used in this paragraph, the term "Fund Services" shall include Fund Services' directors, officers and employees.

Each Fund shall indemnify Fund Services against and save Fund Services harmless from any loss, damage or expense, including counsel fees and other costs and expenses of a defense against any claim or liability, arising from any one or more of the following:

Errors in records or instructions, explanations, information, specifications or documentation of any kind, as the case may be, supplied to Fund Services by any third party or by or on behalf of a Fund;

Action or inaction taken or omitted to be taken by Fund Services pursuant to written or oral instructions of the fund or otherwise without negligence or willful misconduct.;

Any action taken or omitted to be taken by Fund Services in good faith in accordance with the advice or opinion of counsel for a Fund or its own counsel;

Any improper use by a Fund or its agents, distributor or investment advisor of any valuations or computations supplied by Fund Services pursuant to this Agreement.

Fund Services shall indemnify and hold the Trust harmless from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys' fees) that the Trust may sustain or incur or that may be asserted against the Trust by any person arising out of any action taken or omitted to be taken by Fund Services as a result of Fund Services' refusal or failure to comply with the terms of this Agreement, or from its bad faith, negligence, or willful misconduct in the performance of its duties under this Agreement. This indemnity shall be a continuing obligation of Fund Services, its successors and assigns, notwithstanding the termination of this Agreement. As used in this paragraph, the term "Trust" shall include the Trust's trustees, officers and employees.

Neither party to this Agreement shall be liable to the other party for consequential, special or punitive damages under any provision of this Agreement.

In the event of a mechanical breakdown or failure of communication or power supplies beyond its control, Fund Services shall take all reasonable steps to minimize service interruptions for any period that such interruption continues. Fund Services will make every reasonable effort to restore any lost or damaged data and correct any errors resulting from such a breakdown at the expense of Fund Services. Fund Services agrees that it shall, at all times, have reasonable contingency plans with appropriate parties, making reasonable provision for emergency use of electrical data processing equipment to the extent appropriate equipment is available. Representatives of the Trust shall be entitled to inspect

Fund Services' premises and operating capabilities at any time during regular business hours of Fund Services, upon reasonable notice to Fund Services. Moreover, Fund Services shall provide the Trust, at such times as the Trust may reasonably require, copies of reports rendered by independent accountants on the internal controls and procedures of Fund Services relating to the services provided by Fund Services under this Agreement.

Notwithstanding the above, Fund Services reserves the right to reprocess and correct administrative errors at its own expense.

B. In order that the indemnification provisions contained in this section shall apply, it is understood that if in any case the indemnitor may be asked to indemnify or hold the indemnitee harmless, the indemnitor shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the indemnitee will use all reasonable care to notify the indemnitor promptly concerning any situation that presents or appears likely to present the probability of a claim for indemnification. The indemnitor shall have the option to defend the indemnitee against any claim that may be the subject of this indemnification. In the event that the indemnitor so elects, it will so notify the indemnitee and thereupon the indemnitor shall take over complete defense of the claim, and the indemnitee shall in such situation initiate no further legal or other expenses for which it shall seek indemnification under this section. The indemnitee shall in no case confess any claim or make any compromise in any case in which the indemnitor will be asked to indemnify the indemnitee except with the indemnitor's prior written consent.

C. The indemnity and defense provisions set forth in this Section 6 shall indefinitely survive the termination and/or assignment of this Agreement.

D. If Fund Services is acting in another capacity for the Trust pursuant to a separate agreement, nothing herein shall be deemed to relieve Fund Services of any of its obligations in such other capacity.

E. Paid Tax Preparer Disclaimer: In conjunction with the tax services provided to each Fund by Fund Services hereunder, Fund Services shall not be deemed to act as an income tax return preparer for any purpose including as such term is defined under Section 7701(a)(36) of the Internal Revenue Code ("IRC"), or any successor thereof. Any information provided by Fund Services to a Fund for income tax reporting purposes with respect to any item of income, gain, loss, or credit will be performed solely in Fund Services' administrative capacity. Fund Services shall not be required to determine, and shall not take any position with respect to whether, the reasonable belief standard described in Section 6694 of the IRC has been satisfied with respect to any income tax item. Each Fund, and any appointees thereof, shall have the right to inspect the transaction summaries produced and aggregated by Fund Services, and any supporting documents thereto, in connection with the tax reporting services provided to each Fund by

Fund Services. Fund Services shall not be liable for the provision or omission of any tax advice with respect to any information provided by Fund Services to a Fund. The tax information provided by Fund Services shall be pertinent to the data and information made available to us, and is neither derived from nor construed as tax advice.

7. Data Necessary to Perform Services

The Trust or its agent shall furnish to Fund Services the data necessary to perform the services described herein at such times and in such form as mutually agreed upon.

8. Proprietary and Confidential Information

Fund Services agrees on behalf of itself and its directors, officers, and employees to treat confidentially and as proprietary information of the Trust, all records and other information relative to the Trust and prior, present, or potential shareholders of the Trust (and clients of said shareholders), and not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, except (i) after prior notification to and approval in writing by the Trust, which approval shall not be unreasonably withheld and may not be withheld where Fund Services may be exposed to civil or criminal contempt proceedings for failure to comply, (ii) when requested to divulge such information by duly constituted authorities, or (iii) when so requested by the Trust. Records and other information which have become known to the public through no wrongful act of Fund Services or any of its employees, agents or representatives, and information that was already in the possession of Fund Services prior to receipt thereof from the Trust or its agent, shall not be subject to this paragraph.

Further, Fund Services will adhere to the privacy policies adopted by the Trust pursuant to Title V of the Gramm-Leach-Bliley Act, as may be modified from time to time. In this regard, Fund Services shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of, records and information relating to the Trust and its shareholders.

9. Records

Fund Services shall keep records relating to the services to be performed hereunder in the form and manner, and for such period, as it may deem advisable and is agreeable to the Trust, but not inconsistent with the rules and regulations of appropriate government authorities, in particular, Section 31 of the 1940 Act and the rules thereunder. Fund Services agrees that all such records prepared or maintained by Fund Services relating to the services to be performed by Fund Services hereunder are the property of the Trust and will be preserved, maintained, and made available in accordance with such applicable sections and rules of the 1940 Act and will be promptly surrendered to the Trust or its designee on and in accordance with its request.

10. Compliance with Laws

The Trust has and retains primary responsibility for all compliance matters relating to the Fund, including but not limited to compliance with the 1940 Act, the Code, the SOX Act, the USA Patriot Act of 2001 and the policies and limitations of the Fund relating to its portfolio investments as set forth in its Prospectus and SAI. Fund Services' services hereunder shall not relieve the Trust of its responsibilities for assuring such compliance or the Board of Trustee's oversight responsibility with respect thereto.

11. Term of Agreement; Amendment

This Agreement shall become effective as of the date first written above and will continue in effect for a period of three (3) years. This Agreement may be terminated by either party upon giving 90 days prior written notice to the other party or such shorter period as is mutually agreed upon by the parties. Subsequent to the end of the three (3) year period, this Agreement continues until one party gives 90 days prior written notice to the other party or such shorter period as is mutually agreed upon by the parties. Notwithstanding the foregoing, this Agreement may be terminated by any party upon the breach of the other party of any material term of this Agreement if such breach is not cured within 15 days of notice of such breach to the breaching party. This Agreement may not be amended or modified in any manner except by written agreement executed by Fund Services and the Trust, and authorized or approved by the Board of Trustees.

12. Early Termination

In the absence of any material breach of this Agreement, should the Trust elect to terminate this Agreement prior to the end of the three year term, the Trust agrees to pay the following fees:

a. all monthly fees through the life of the Agreement, including the repayment of any negotiated discounts;
b. all fees associated with converting services to successor service provider;
c. all fees associated with any record retention and/or tax reporting obligations that may not be eliminated due to the conversion to a successor service provider;
d. all miscellaneous costs associated with a-c above

13. Duties in the Event of Termination

In the event that, in connection with termination, a successor to any of Fund Services' duties or responsibilities hereunder is designated by the Trust by written notice to Fund Services, Fund Services will promptly, upon such termination and at the expense of the Trust, transfer to such successor all relevant books, records, correspondence, and other data established or maintained by Fund Services under this Agreement in a form reasonably acceptable to the Trust (if such form differs from the form in which Fund Services has maintained the same, the Trust shall pay any expenses associated with transferring the data to such form), and will co-

operate in the transfer of such duties and responsibilities, including provision for assistance from Fund Services' personnel in the establishment of books, records, and other data by such successor. If no such successor is designated, then such books, records and other data shall be returned to the Trust.

14. Assignment

This Agreement shall extend to and be binding upon the parties hereto and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by the Trust without the written consent of Fund Services, or by Fund Services without the written consent of the Trust accompanied by the authorization or approval of the Trust's Board of Trustees.

15. Governing Law

This Agreement shall be governed and construed in accordance with the laws of the State of Wisconsin, without regard to conflicts of law principles. To the extent that the applicable laws of the State of Wisconsin, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control, and nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or order of the SEC thereunder.

16. No Agency Relationship

Nothing herein contained shall be deemed to authorize or empower either party to act as agent for the other party to this Agreement, or to conduct business in the name, or for the account, of the other party to this Agreement.

17. Services Not Exclusive

Nothing in this Agreement shall limit or restrict Fund Services from providing services to other parties that are similar or identical to some or all of the services provided hereunder.

18. Invalidity

Any provision of this Agreement which may be determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. In such case, the parties shall in good faith modify or substitute such provision consistent with the original intent of the parties.

19. Legal-Related Services

Nothing in this Agreement shall be deemed to appoint Fund Services and its officers, directors and employees as the Fund attorneys, form attorney-client relationships or

require the provision of legal advice. The Fund acknowledges that in-house Fund Services attorneys exclusively represent Fund Services and rely on outside counsel retained by the Fund to review all services provided by in-house Fund Services attorneys and to provide independent judgment on the Fund's behalf. Because no attorney-client relationship exists between in-house Fund Services attorneys and the Fund, any information provided to Fund Services attorneys may not be privileged and may be subject to compulsory disclosure under certain circumstances. Fund Services represents that it will maintain the confidentiality of information disclosed to its in-house attorneys on a best efforts basis.

Fund Services may consult with counsel to the appropriate Fund or its own counsel, at such Fund's expense, and shall be fully protected with respect to anything done or omitted by it in good faith in accordance with the advice or opinion of such counsel.

20. Notices

Any notice required or permitted to be given by either party to the other shall be in writing and shall be deemed to have been given on the date delivered personally or by courier service, or three days after sent by registered or certified mail, postage prepaid, return receipt requested, or on the date sent and confirmed received by facsimile transmission to the other party's address set forth below:

Notice to Fund Services shall be sent to:

U.S. Bancorp Fund Services, LLC
615 East Michigan Street
Milwaukee, WI 53202
Attn: President

and notice to the Trust shall be sent to:

Procure ETF Trust II
c/o ProcureAM, LLC
16 Firebush Road
Levittown, PA 19056
Attn:
Phone:
Fax:

21. Multiple Originals

This Agreement may be executed on two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

[SIGNATURES ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer on one or more counterparts as of the last date written below.

PROCURE ETF TRUST II	U.S. BANCORP FUND SERVICES, LLC
By: [signature]	By: [signature]
Name: Robert S Tull JR	Name: Anita M. Zagrodnik
Title: President	Title: Senior VP
Date: 08/31/18	Date: 9/13/18

Fund Admin. Servicing Agt.

Exhibit A to the Fund Administration Servicing Agreement

Separate Series of Procure ETF Trust II

Name of Series

~~Procure Advanced Global Warming ETF~~ RSJ
Procure Space ETF

Exhibit B to the Fund Administration Servicing Agreement
REQUIRED PROVISIONS OF MSCI, S&P and FACTSET

- The Trust shall represent that it will use the Data solely for internal purposes and will not redistribute the Data in any form or manner to any third party.
- The Trust shall represent that it will not use or permit anyone else to use the Data in connection with creating, managing, advising, writing, trading, marketing or promoting any securities or financial instruments or products, including, but not limited to, funds, synthetic or derivative securities (e.g., options, warrants, swaps, and futures), whether listed on an exchange or traded over the counter or on a private-placement basis or otherwise or to create any indices (custom or otherwise).
- The Trust shall represent that it will treat the Data as proprietary to MSCI, S&P and FACTSET. Further, the Trust shall acknowledge that MSCI, S&P and FACTSET are the sole and exclusive owners of the Data and all trade secrets, copyrights, trademarks and other intellectual property rights in or to the Data.
- The Trust shall represent that it will not (i) copy any component of the Data, (ii) alter, modify or adapt any component of the Data, including, but not limited to, translating, decompiling, disassembling, reverse engineering or creating derivative works, or (iii) make any component of the Data available to any other person or organization (including, without limitation, the Trust's present and future parents, subsidiaries or affiliates) directly or indirectly, for any of the foregoing or for any other use, including, without limitation, by loan, rental, service bureau, external time sharing or similar arrangement.
- The Trust shall be obligated to reproduce on all permitted copies of the Data all copyright, proprietary rights and restrictive legends appearing on the Data.
- The Trust shall acknowledge that it assumes the entire risk of using the Data and shall agree to hold MSCI or S&P or FACTSET harmless from any claims that may arise in connection with any use of the Data by the Trust.
- The Trust shall acknowledge that MSCI or S&P or FACTSET may, in its sole and absolute discretion and at any time, terminate Fund Services' right to receive and/or use the Data.
- The Trust shall acknowledge that MSCI, S&P and FACTSET are third party beneficiaries of the Customer Agreement between S&P, MSCI, FACTSET and Fund Services, entitled to enforce all provisions of such agreement relating to the Data.

THE DATA IS PROVIDED TO THE TRUST ON AN "AS IS" BASIS. FUND SERVICES, ITS INFORMATION PROVIDERS, AND ANY OTHER THIRD PARTY INVOLVED IN OR RELATED TO THE MAKING OR COMPILING OF THE DATA MAKE NO REPRESENTATION OR WARRANTY OF ANY KIND, EITHER EXPRESS OR IMPLIED, WITH RESPECT TO THE DATA (OR THE RESULTS TO BE OBTAINED BY THE USE THEREOF). FUND SERVICES, ITS INFORMATION PROVIDERS AND ANY OTHER THIRD PARTY INVOLVED IN OR RELATED TO THE MAKING OR COMPILING OF THE DATA EXPRESSLY DISCLAIM ANY AND ALL IMPLIED WARRANTIES OF ORIGINALITY, ACCURACY, COMPLETENESS, NON-INFRINGEMENT, MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

Exhibit B (continued) to the Fund Administration Servicing Agreement

THE TRUST ASSUMES THE ENTIRE RISK OF ANY USE THE TRUST MAY MAKE OF THE DATA. IN NO EVENT SHALL FUND SERVICES, ITS INFORMATION PROVIDERS OR ANY THIRD PARTY INVOLVED IN OR RELATED TO THE MAKING OR COMPILING OF THE DATA, BE LIABLE TO THE TRUST, OR ANY OTHER THIRD PARTY, FOR ANY DIRECT OR INDIRECT DAMAGES, INCLUDING, WITHOUT LIMITATION, ANY LOST PROFITS, LOST SAVINGS OR OTHER INCIDENTAL OR CONSEQUENTIAL DAMAGES ARISING OUT OF THIS AGREEMENT OR THE INABILITY OF THE TRUST TO USE THE DATA, REGARDLESS OF THE FORM OF ACTION, EVEN IF FUND SERVICES, ANY OF ITS INFORMATION PROVIDERS, OR ANY OTHER THIRD PARTY INVOLVED IN OR RELATED TO THE MAKING OR COMPILING OF THE DATA HAS BEEN ADVISED OF OR OTHERWISE MIGHT HAVE ANTICIPATED THE POSSIBILITY OF SUCH DAMAGES.

Exhibit C to the Fund Administration Servicing Agreement

Base Fee for Accounting, Administration, Transfer Agent Services

The following reflects the greater of the basis point fee or annual minimum for funds in the Alpha and Beta Asset Management ETF Trust. To illustrate, for 5 Funds USBFS will receive the greater of the Annual Minimum per Fund in the Trust ($275,000/Year) or the calculated Basis Points on the total AUM in the Trust. .

Annual Minimum per Fund		Basis Points on Trust AUM	
Funds 1-5	$55,000	First $250m	5.0 bps
Funds 6-10	$45,000	Next $250m	4.5 bps
Funds 11+	$35,000	Next $500m	4.0 bps
		Balance	3.0 bps

Note: MLP Funds pricing may vary from the above annual fees and are TBD per investment strategy

Exhibit C (continued) to the Fund Administration Servicing Agreement

Accounting, Administration, Transfer Agent & Account Services in addition to the Base Fee

Pricing Services

For daily pricing of each securities (estimated 252 pricing days annually)

- $0.08 - Domestic Equities, Options, ADRs, Foreign Equities, Futures, Forwards
- $0.50 - Domestic Corporates, Convertibles, Governments, Agencies, Currency Rates, Mortgage Backed
- $0.80 - CMOs, Municipal Bonds, Money Market Instruments, Foreign Corporates, Convertibles, Governments, Agencies, Asset Backed, High Yield
- $0.90 - Interest Rate Swaps, Foreign Currency Swaps, Total Return Swaps, Total Return Bullet Swaps
- $1.00 - Bank Loans
- $1.50 - Swaptions
- $3.00 - Credit Default Swaps
- $500 per Month Manual Security Pricing (>25 per day)

NOTE: Prices are based on using U.S. Bancorp primary pricing service which may vary by security type and are subject to change. Use of alternative and/or additional sources may result in additional fees. Pricing vendors may designate certain securities as hard to value or as a non-standard security type, such as CLOs and CDOs, which may result in additional fees. All schedules subject to change depending upon the use of unique security type requiring special pricing or accounting arrangements.

Corporate Action Services

Fee for IDC data used to monitor corporate actions

- $2.00 per Foreign Equity Security per Month
- $1.00 per Domestic Equity Security per Month
- $2.00 per CMOs, Asset Backed, Mortgage Backed Security per Month

Third Party Administrative Data Charges (descriptive data for analytics, reporting and compliance)

- $1 per security per month

SEC Modernization Requirements

- Form N-PORT – $12,000 per year, per Fund
- Form N-CEN – $250 per year, per Fund

Chief Compliance Officer Support Fee

CCO support annual fee $3,000 per trust per USBFS services selected (administration, accounting, transfer agent, distributor, custodian)

Chief Compliance Officer Support Fee includes the following services:

- Access to all USBFS business line materials via the CCO Portal including business line Critical Procedures, Compliance Controls, Testing of Controls, Annual USBFS CCO Review, SSAE 16 audits of business lines
- Assist the Fund CCO with quarterly 38a-1 certifications including a review of any changes to critical policies, procedures and controls and compliance events as required under Rule 38a-1 of the Investment Company Act
- Testing of procedures and controls across all business lines with access to business line managers and subject matter experts
- Quarterly CCO teleconferences and "Focus Calls" specific to current topics such as cybersecurity
- CCO forums held periodically throughout the year in major cities
- Annual client conference which includes CCO roundtable discussions
- SEC exam support
- Other items, including sharing of industry best practices across many areas

NOTE: the CCO Support team does NOT serve as the Fund CCO

Exhibit C (continued) to the Fund Administration Servicing Agreement

OPTIONAL Supplemental Services for Fund Accounting, Fund Administration & Portfolio Compliance (provided by USBFS upon client request)

Section 15(c) Reporting

Add the following for fund administration services and data charges necessary to compile SEC required "peer reporting" information.

- $2,000 per fund per report

Ongoing Annual Legal Administration Services

Add the following for legal administration services in support of external legal counsel, including annual registration statement update and drafting of supplements: (Final Fee(s) subject to USBFS legal team review and approval)

- $15,000 first fund
- $5,000 each additional fund up to 5 funds
- Fees will be negotiated for fund 6+

Miscellaneous Expenses
Including but not limited to, SWIFT processing, customized reporting, third-party data provider costs (including GICS, MSCI, Lipper, etc.), postage, stationary, programming, special reports, proxies, insurance, EDGAR/XBRL filing, retention of records, federal and state regulatory filing fees, expenses related to and including travel to and from Board of Trustee meetings, third party auditing and legal expenses, wash sales reporting (GainsKeeper), tax e-filing, PFIC monitoring, conversion expenses (if necessary), and CCO team travel related costs to perform due diligence reviews at advisor and sub-advisor facilities.

Exhibit C (continued) to the Fund Administration Servicing Agreement

Fund Start-up & Registration Services Project Fee Schedule

Legal Administration Service Proposal – In support of external legal counsel

(Subject to services provided; if applicable)
$30,000 per project – one fund
$45,000 per project – two funds
$55,000 per project – three funds
$65,000 per project – four funds
Negotiated Fee – five funds and above

Additional fee of $2,500 per sub-advisor for 2 or more sub-advisors

Note: External legal costs are not included in the above fee, unless otherwise stated, for the *first* fund(s) launched by advisor. Additional reviews by Trust counsel for extraordinary circumstances are billed at cost.

Additional Legal Administration Services

- Subsequent new fund launch – $15,000 per fund or as negotiated

Drafting SEC Exemptive Order Application

- Actively-Managed Relief $15,000
- Passively-managed ETF $10,000

Miscellaneous expenses, including but not limited to:

- Postage, if necessary
- Federal and state regulatory filing fees
- Expenses from Board of Trustee meetings
- Third party auditing
- EDGAR/XBRL filing
- All other Miscellaneous expenses

The Fund start-up and registration services project fee is paid for by the advisor and not the Fund(s).This fee is not able to be recouped by the advisor under an expense waiver limitation or similar agreement. Fund startup and registration service fees are billed 50% following the selection of U.S. Bancorp Fund Services and 50% 75 days after the preliminary registration statement is filed with the SEC filings. Exemptive relief filings are billed 100% following the selection of U.S. Bancorp Fund Services.